Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Camtek Ltd:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-84476, 333-113139, 333-156287, 333-168234, 333-174165 and 333-201286) on Form S-8 and the Registration Statement (No. 333-216948) on Form F-3 of Camtek Ltd. of our report dated March 15, 2018, with respect to the consolidated balance sheets of Camtek Ltd. as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 20-F of Camtek Ltd.

Somekh Chaikin
A member firm of KPMG International
Certified Public Accountants (Isr)

Tel Aviv, Israel

March 15, 2018